EXHIBIT 12.1

                                USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                        YEAR ENDED DECEMBER 31
                                                            -----------------------------------------------
                                                            1995       1994      1993       1992       1991
                                                            ----       ----      ----       ----       ----
Portion of rentals representing interest  . . . . .         $ 78     $   85     $ 84       $ 87       $ 91
Capitalized interest  . . . . . . . . . . . . . . .           13         58      105         78         63
Other interest and fixed charges  . . . . . . . . .          464        464      372        408        474
Pretax earnings which would be required to
   cover preferred stock dividend requirements
   of parent  . . . . . . . . . . . . . . . . . . .           46         49       44         14         15
                                                            ----     ------     ----       ----       ----

Combined fixed charges and preferred stock
   dividends (A)  . . . . . . . . . . . . . . . . .         $601     $  656     $605       $587       $643
                                                            ====     ======     ====       ====       ====

Earnings-pretax income (loss) with
   applicable adjustments (B)   . . . . . . . . . .         $902     $1,263     $280       $376       $(53)
                                                            ====     ======     ====       ====       ====

Ratio of (B) to (A) . . . . . . . . . . . . . . . .         1.50       1.92       (a)        (a)        (a)
                                                            ====     ======     ====       ====       ====

-----------------
(a) Earnings did not cover fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.
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